Exhibit 21.2

List of Subsidiaries of Lion Capital Holdings

Cable Capital & Wire, Inc. (d.b.a. Austin Cable & Wire), (“Austin Cable”), a Texas Corporation (wholly owned).

DeFi Mobile, Ltd., a Delaware corporation (wholly owned).